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Exhibit 4.55

Execution Version

[CONFORMED COPY]

Novation and Assignment Agreement

United Pan-Europe Communications N.V.

And

SBS Broadcasting S.A.

And

UGC Holdings, Inc.

And

UnitedGlobalCom Europe B.V.

relating to the Private Placement Agreement and the Investment Agreement

8 April 2003

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ANNEXURE A PURCHASE AND SALE AGREEMENT
ANNEXURE B PRIVATE PLACEMENT AGREEMENT

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        THIS NOVATION AND ASSIGNMENT AGREEMENT is made on 8 April 2003

BETWEEN:

(1)
UNITED PAN-EUROPE COMMUNICATIONS N.V., a public corporation organised with limited liability under the laws of The Netherlands ("UPC");

(2)
SBS BROADCASTING S.A., a company organised under the laws of Luxembourg ("SBS");

(3)
UGC HOLDINGS, INC. (f/k/a UnitedGlobalCom, Inc. and United International Holdings, Inc.), a Delaware corporation ("UGC");

(4)
UNITEDGLOBALCOM EUROPE B.V. a company organised under the laws of The Netherlands ("UGC Europe").

RECITALS

(A)
By an agreement between UPC, UGC and SBS dated as of 29 June 1999 (the "Investment Agreement"), UPC acquired 3,000,000 Common Shares in SBS (the "Investment Shares").

(B)
UPC, SBS and UGC entered into an agreement dated 27 January 2000 comprising a main agreement together with Exhibits 1, 2, 3A, 3B, 4A, 4B, 5A, 5B, 6A1, 6A2, 6B and 7 (the "Private Placement Agreement") pursuant to which UPC agreed to acquire a further 3,000,000 Common Shares in SBS on the terms and conditions set out in the Private Placement Agreement.

(C)
For purposes of the novation under this agreement, the respective rights and obligations of SBS, UPC and UGC in respect of the Investment Shares are now governed by the Private Placement Agreement.

(D)
With the approval of SBS, UPC transferred the Investment Shares and Private Placement Shares (the "UPC Shares") to UPC Investments I B.V. (the "UPC Investments").

(E)
Prior to the date of this Agreement, UPC Investments intends to transfer the UPC Shares to UPC.

(F)
UPC and United CMH Holdings, Inc., a Delaware corporation ("United CMH"), entered into a purchase and sale agreement dated as of 5 March 2003 (the "Purchase and Sale Agreement") whereby UPC agreed to sell and United CMH agreed to purchase the UPC Shares. In accordance with the Purchase and Sale Agreement, United CMH transferred its right to purchase the UPC Shares to UGC Europe.

(G)
The parties hereto desire to novate the Private Placement Agreement such that, with effect from Closing (as defined in the Purchase and Sale Agreement) and in consideration of SBS and UGC releasing UPC from its obligations and liabilities in respect of the Private Placement Agreement arising from and after Closing, UGC Europe shall perform all the obligations and assume all the liabilities of UPC under the Private Placement Agreement arising from and after Closing on the terms and subject to the conditions contained in this agreement.

(H)
UPC also is assigning to UGC Europe all the rights and benefits of UPC arising from and under the Private Placement Agreement and the Investment Agreement, to which UGC and SBS are acknowledging and consenting.

THE PARTIES AGREE AS FOLLOWS:

1.     CONDITIONS

  This agreement is in all respects conditional upon the execution of and Closing of the purchase and sale under the Purchase and Sale Agreement, a copy of which is annexed hereto and marked "A".

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2.     THE PRIVATE PLACEMENT AGREEMENT

2.1
Each of UPC, UGC and SBS hereby severally confirms to UGC Europe that:

(a)
the Private Placement Agreement is in full force and effect between UPC, UGC and SBS and that none of them have assigned or otherwise transferred any of their respective rights under or in connection with the Private Placement Agreement; and

(b)
the copy of the Private Placement Agreement annexed hereto and marked "B" is a true and complete copy thereof and that there has been no form of amendment thereto since its execution.

3.     NOVATION

3.1
Without prejudice to any rights accrued (or liabilities arising from any act or omission of UPC) under the Private Placement Agreement up until Closing (and which will remain exercisable and/or enforceable against UPC), SBS and UGC respectively release UPC of all its obligations and liabilities under or in connection with the Private Placement Agreement insofar as they arise or relate to events occurring from and after Closing.

3.2
UGC Europe undertakes with SBS and UGC on and with effect from Closing to perform the continuing obligations and assume the continuing liabilities of UPC under or in connection with the Private Placement Agreement in all respects as if UGC Europe had been named as a party thereto in place of UPC (but which for the avoidance of doubt shall not include any obligations or liabilities arising from any act or omission of UPC prior to Closing).

3.3
SBS undertakes with UGC Europe on and with effect from Closing to perform SBS's continuing obligations and assume SBS's continuing liabilities under or in connection with the Private Placement Agreement in all respects as if UGC Europe had been named as a party thereto in place of UPC (but which for the avoidance of doubt shall not include any obligations or liabilities arising from any act or omission of SBS prior to Closing).

3.4
UGC undertakes with UGC Europe on and with effect from Closing to perform UGC's continuing obligations and assume UGC's continuing liabilities under or in connection with the Private Placement Agreement in all respects as if UGC Europe had been named as a party thereto in place of UPC (but which for the avoidance of doubt shall not include any obligations or liabilities arising from any act or omission of UGC prior to Closing).

3.5
Each of UPC and SBS acknowledges to the other that, on and with effect from Closing, neither will have any claims against the other in connection with any act or omission of such other party under the Private Placement Agreement after Closing.

3.6
SBS confirms that its Board of Directors has authorised UGC Europe to exceed the Share Ownership Limit pursuant to Article 6 of the Articles of Association of SBS to hold the UPC Shares for so long as it remains a member of the United Group, which shares currently represent approximately 21% of the outstanding share capital of SBS, provided that any member of the United Group that is a registered holder of the UPC Shares shall be a corporation, company, partnership, joint venture, trust, unincorporated organization or other entity formed under the laws of any country within the European Union.

  Pursuant to the above, the first sentence of Section 5.2 under (a) of the Private Placement Agreement hereby is deleted and replaced by the following:

  "Subject to Section 2.3, all of the Covered Securities acquired by the United Group may be transferred to and held by other members of the United Group so long as they remain members of the United Group and provided that each of them is a corporation, company, partnership, joint

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  venture, trust, unincorporated organization or other entity formed under the laws of any country within the European Union, but shall be transferable to Persons that are not members of the United Group only in accordance with the transfer restrictions set forth in Article VII of this Agreement. If despite using best commercially reasonable efforts to ensure that any such member of the United Group is formed under the laws of a country within the European Union, the United Group desires to transfer all of the Covered Securities to other members of the United Group that are not formed under the laws of a country within the European Union because it is reasonably unable to avoid material adverse tax or other consequences through a transfer to a member of the United Group that is formed under the laws of a country within the European Union, then the United Group shall provide reasonably detailed information to the Company regarding the material adverse consequences that would arise from a transfer to a member of the United Group that is formed under the laws of a country within the European Union and the rationale for the proposed transfer and will obtain the prior written consent of the Company to such a transfer (such consent not to be unreasonably withheld or delayed); provided, however, that such consent may be withheld by the Company, if the Company has received written advice from its legal advisors or relevant regulatory authority that such proposed transfer would reasonably be likely to violate or result in the revocation of or substantial penalty under any broadcast license which SBS or any of its subsidiaries or affiliates holds at the time."

3.7
UGC Europe and UGC acknowledge and accept that any change in the identity of the person who has been nominated and elected to the Board of Directors of SBS in accordance with Section 5.1(d) of the Private Placement Agreement will be regulated by the provisions of Section 5.1(d) of the Private Placement Agreement.

4.     ASSIGNMENT

4.1
On and with effect from Closing, UPC transfers, grants, conveys and assigns to UGC Europe, and UGC Europe accepts from UPC, all rights and benefits of UPC arising from or under the Private Placement Agreement, the Investment Agreement and any other agreement or instrument entered into by UPC in connection therewith (which for the avoidance of doubt shall include any right or benefit of UPC arising from any act or omission of UGC or SBS, as the case may be, under any such agreement or instrument prior to Closing).

4.2
Each of UGC and SBS acknowledges and consents to the transfer, grant, conveyance and assignment set out in clause 4.1 of this agreement.

5.     INDEMNITY

  UPC indemnifies UGC Europe and shall keep UGC Europe indemnified against all liability, costs, damages and claims made against UGC Europe by SBS or UGC in connection with any act or omission occurring under the Private Placement Agreement prior to Closing.

6.     GOVERNING LAW

  This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with the laws of the State of New York.

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7.     NOTICES

  The details specified for "the Investor" in section 8.8 of the Private Placement Agreement shall be deleted and replaced with the following:

      UnitedGlobalCom Europe B.V.
      c/o UnitedGlobalCom, Inc.
      4643 South Ulster Street, #1300
      Denver, Colorado 80237, U.S.A.
       Attention: President and Legal Department
      Facsimile: +1 303 770 4207

  With copies to:

      Holme Roberts & Owen LLP
      1700 Lincoln Street, Suite 4100
      Denver, Colorado 80203, U.S.A.
       Attention: W. Dean Salter
      Facsimile: +1 303 866 0200

8.     DEFINITIONS

  Unless otherwise indicated, capitalised terms in this agreement shall have their respective meanings set out in the Private Placement Agreement.

9.     NO OTHER AMENDMENT

  Except to the extent expressly amended hereby, all terms and conditions of the Private Placement Agreement shall remain in full force and effect.

        IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by for and on behalf of UNITED PAN-EUROPE COMMUNICATIONS N.V.	) ) )	/s/ C. Bracken
Signed by for and on behalf of SBS BROADCASTING S.A.	) ) )	/s/ E.T. Moe
Signed by for and on behalf of UGC HOLDINGS, INC.	) ) )	/s/ M.T. Fries
Signed by for and on behalf of UNITEDGLOBALCOM EUROPE B.V.	) ) )	/s/ M.T. Fries

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CONFORMED AS EXECUTED

ANNEXURE A

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT
by and between
UNITED CMH HOLDINGS, INC.
and
UNITED PAN-EUROPE COMMUNICATIONS N.V.
Dated as of March 5, 2003

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PURCHASE AND SALE AGREEMENT

        PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of March 5, 2003, by and between UNITED CMH HOLDINGS, INC., a Delaware corporation (the "Purchaser") and UNITED PAN-EUROPE COMMUNICATIONS N.V., a public company with limited liability (naamloze vennootschap) organized under the laws of The Netherlands (the "Seller" and, together with the Purchaser, each, a "Party" and, collectively, the "Parties"). Other capitalized terms used herein are defined in Article I.

WITNESSETH:

        WHEREAS, the Purchaser desires to purchase 6,000,000 common shares of $1.50 each (as may be adjusted to reflect any reclassification, stock split, reverse stock split, stock dividend or distribution, subdivision, recapitalization or other similar transaction, the "Shares") of SBS Broadcasting S.A., a joint stock company organized and existing under the laws of Luxembourg ("SBS"), and the Seller desires to sell the Shares to the Purchaser on the terms and subject to the conditions set forth in this Agreement and in accordance with Sections 105, 363 and 1146 of title 11 of the United States Code (as in effect for cases filed on the Petition Date, the "Bankruptcy Code") and other applicable provisions of the Bankruptcy Code;

        WHEREAS, the Seller has commenced a voluntary Chapter 11 case (the "Chapter 11 Case") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") and the Purchased Shares will be sold pursuant to an order of the Bankruptcy Court approving such sale under Sections 363 and 1146 of the Bankruptcy Code and the terms and conditions of this Agreement;

        WHEREAS, the Seller desires to sell the Purchased Shares to further its reorganization efforts and to enable it to consummate a plan of reorganization in the Chapter 11 Case;

        WHEREAS, the Seller holds the Shares subject to certain rights and obligations as set forth in a Private Placement Agreement dated January 27, 2000 (the "Private Placement Agreement");

        WHEREAS, the Seller has commenced a moratorium of payments in The Netherlands under Dutch bankruptcy law and filed a proposed plan of compulsory composition, or an Akkoord, with the Amsterdam Court (Rechtbank) (the "Dutch Bankruptcy Court") under the Dutch Faillissementswet (the "Dutch Bankruptcy Code"); and

        WHEREAS, the Dutch Bankruptcy Court has appointed an Administrator (the "Administrator") in accordance with the Dutch Bankruptcy Code to oversee the operations of the Seller;

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

        "Administrator" shall have the meaning set forth in the Recitals.

        "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used herein, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Agreement" shall have the meaning set forth in the Preamble.

        "Back-Up Bidder" means that Person, if any, determined by the Seller to have made the second highest or best offer for the Purchased Shares at the Sale Hearing.

        "Bankruptcy Code" shall have the meaning set forth in the Recitals.

        "Bankruptcy Court" shall have the meaning set forth in the Recitals.

        "Bankruptcy Event" shall mean (a) an involuntary proceeding shall have been commenced or an involuntary petition shall have been filed seeking (i) liquidation, reorganization or other relief in respect of SBS or its debts under any bankruptcy, insolvency, receivership or similar law of the United States or any other country or any political subdivision of any of them now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for SBS, and, in any such case, such proceeding or petition shall have continued undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall have been entered; or (b) SBS shall have (i) voluntarily commenced any proceeding or filed any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law of the United States or any other country or any political subdivision of any of them now or hereafter in effect, (ii) consented to the institution of, or failed to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this definition, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for SBS, (iv) filed an answer admitting the material allegations of a petition against it in any such proceeding, (v) made a general assignment for the benefit of creditors or (vi) taken any action for the purpose of effecting any of the foregoing.

        "Business Day" means any day except a Saturday, a Sunday or other day on which commercial banks are required or authorized to close in New York, New York, Denver, Colorado, Luxembourg, Grand Duchy of Luxembourg, or Amsterdam, The Netherlands.

        "Chapter 11 Case" shall have the meaning set forth in the Recitals.

        "Closing" shall have the meaning set forth in Section 4.1.

        "Closing Date" shall have the meaning set forth in Section 4.1.

        "Competing Transaction" means any proposed transfer or disposition of all or substantially all of the Purchased Shares directly by the Seller in a single transaction or series of related transactions to any Person other than the Purchaser pursuant to this Agreement.

        "Credit Support Arrangement" shall have the meaning set forth in Section 3.2.

        "Dollars" or "$" means the official currency adopted by the United States of America.

        "Dutch Bankruptcy Code" shall have the meaning set forth in the Recitals.

        "Dutch Bankruptcy Court" shall have the meaning set forth in the Recitals.

        "Effective Date" shall have the meaning ascribed to such term in the Plan.

        "Encumbrances" means all liens, equities, claims, demands, judgments, licenses, subleases, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, warrants, purchase rights, commitments, rights of first refusal, reservations, restrictions or other encumbrances or defects in title of any kind.

        "Euros" or "€" means the currency adopted by those countries participating in the third stage of European monetary union.

        "Governmental Authority" means any foreign, federal, state or local government, political subdivision or governmental, regulatory or administrative authority, body, agency, board, bureau, commission, department, instrumentality or court, quasi-governmental authority, self-regulatory organization or stock exchange.

        "Law" or "Laws" means any and all statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees, consent decrees and rules of any Governmental Authority, in each case, as amended and in effect from time to time.

        "Material Adverse Effect" shall have the meaning set forth in Section 10.7.

        "1999 Agreement" means that certain Agreement, dated as of     February 1999, by and between UGC Holdings, Inc. (f/k/a United International Holdings, Inc.) and the Seller.

        "Party" and "Parties" shall have the meaning set forth in the Preamble.

        "Person" means and includes any individual, any legal entity, including, without limitation, any partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, and any Governmental Authority.

        "Petition Date" means December 3, 2002, the date that the Seller filed the voluntary petition for relief pursuant to Chapter 11 of the Bankruptcy Code commencing the Chapter 11 Case.

        "Plan" means the Second Amended Chapter 11 Plan of Reorganization Jointly Proposed by Seller and New UPC, Inc., dated January 7, 2003 and filed with the United States Bankruptcy Court on January 9, 2003, as amended from time to time after the date hereof.

        "Private Placement Agreement" shall have the meaning set forth in the Recitals.

        "Proposed Sale" shall have the meaning set forth in Section 5.1(a).

        "Purchase Price" shall have the meaning set forth in Section 3.1(a).

        "Purchased Shares" shall have the meaning set forth in Section 2.1.

        "Purchaser" shall have the meaning set forth in the Preamble.

        "Restructuring Agreement" means the Restructuring Agreement, dated as of September 30, 2002, by and among the Seller, New UPC, Inc., UnitedGlobalCom, Inc., UGC Holdings, Inc., United Europe, Inc., United UPC Bonds, LLC and certain holders of UPC Notes (as defined therein), as amended from time to time.

        "Sale Hearing" shall have the meaning set forth in Section 5.1(a).

        "SBS" shall have the meaning set forth in the Recitals.

        "Section 363 Order" shall have the meaning set forth in Section 5.l(a).

        "Seller" shall have the meaning set forth in the Preamble.

        "Shares" shall have the meaning set forth in the Recitals.

        "Tax" or "Taxes" means any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including all estimated taxes, deficiency assessments and any interest, penalty or addition thereto.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED SHARES

        Section 2.1    Purchase and Sale of the Purchased Shares.    Pursuant to Sections 363 and 1146 (and other applicable provisions) of the Bankruptcy Code and on the terms and subject to the conditions of this Agreement, at the Closing provided for in Section 4.1, the Purchaser will purchase, acquire and accept (or cause to be purchased, acquired and accepted) from the Seller, and the Seller will sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to the Purchaser, against the receipt by the Seller of the consideration specified in Section 3.1, free and clear of all Encumbrances, other than Encumbrances subject created by the Purchaser, all of the Seller's right, title and interest in and to the Shares (collectively, the "Purchased Shares").

        Section 2.2    The Purchaser's Investigation.    The Purchaser hereby acknowledges and agrees that, notwithstanding anything to the contrary contained herein, (a) except as otherwise expressly set forth in Article VII of this Agreement, the Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Shares, and (b) the Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to SBS, its subsidiaries or any of their respective assets, liabilities or operations. The Purchaser further acknowledges that the Purchaser has conducted independent due diligence with respect to SBS, its subsidiaries or any of their respective assets, liabilities or operations as the Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Purchased Shares, the Purchaser is doing so based upon such independent due diligence.

ARTICLE III

PURCHASE PRICE

        Section 3.1    Purchase Price; Payment of Purchase Price.    (a) The purchase price payable to the Seller by the Purchaser as consideration for the sale, conveyance, transfer and assignment of the Purchased Shares will consist of an amount in cash equal to One Hundred Million Euros (€ 100,000,000.00) (the "Purchase Price").

        (b)   On the Closing Date, the Purchaser will deliver, or cause to be delivered, as consideration for the Purchased Shares, by wire transfer of immediately available funds to the account of the Seller, an amount equal to the Purchase Price.

        Section 3.2    Credit Support.    Within two (2) Business Days of the receipt of the Section 363 Order, the Purchaser, at its option, shall deliver to the Seller a letter of credit, bank guaranty or other similar instrument or arrangement or, at Purchaser's option, shall deposit funds in an amount equal to the Purchase Price in an escrow account or similar arrangement (each a "Credit Support Arrangement") which such Credit Support Arrangement shall secure the Purchaser's obligations to purchase and pay for the Shares upon satisfaction or waiver by the Purchaser, of the conditions to the Purchaser's obligations set forth in Article X and shall be on terms and conditions reasonably satisfactory to the Seller and the Administrator.

ARTICLE IV

CLOSING

        Section 4.1    Closing.    Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Shares (the "Closing") will be at 10:00 A.M. (Central European time) at the offices of the Seller, Boeing Avenue 53, Schiphol-Rijk 1119, The Netherlands, or at such other location agreed to by the Purchaser and the Seller, on the Business Day which is two (2) Business Days before the Effective Date or such earlier date as is designated by the Purchaser which such date shall be at least two (2) Business Days after the date on which all the conditions to the Parties' obligations hereunder (other than conditions with respect to actions the Parties will take at the Closing) have been satisfied or waived by the appropriate party (the "Closing Date").

        Section 4.2    Deliveries by the Seller at the Closing.    At the Closing, the Seller will deliver, or cause to be delivered, to the Purchaser:

        (a)   the certificates representing the Purchased Shares, duly endorsed in blank, or accompanied by (i) either stock powers duly executed in blank by the Seller or such other instruments of transfer as are necessary to effect the transfer of the Shares in Luxembourg, in each case, with all necessary transfer tax and other revenue stamps, acquired at the Seller's expense, affixed and canceled, (ii) a notification to SBS of the transfer of the Shares, such notification to be accompanied by a copy of this Agreement and (iii) proof of payment of the Purchase Price; and

        (b)   the various documents, certificates, instruments or writings referred to in Article X and such other documents, certificates, instruments or writings as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof (including, without limitation, such documents, certificates, instruments and writings intended for delivery to SBS as the Purchaser shall reasonably request in connection with effecting the transfer of the Purchased Shares to the Purchaser).

        Each of the Seller and the Purchaser agrees to use their commercially reasonable efforts to supply SBS with all documentation necessary to register the Purchaser as the holder of record of the Purchased Shares.

        Section 4.3    Deliveries by the Purchaser at the Closing.    At the Closing, the Purchaser will:

          (i)    pay to the Seller the Purchase Price by wire transfer of immediately available funds to the account specified by the Seller at least two (2) Business Days prior to the Closing Date; and

          (ii)   deliver, or cause to be delivered, to the Seller the various documents, certificates, instruments or writings referred to in Article XI and such other documents, certificates, instruments or writings as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof (including, without limitation, such documents, certificates, instruments and writings intended for delivery to SBS as the Seller shall reasonably request in connection with effecting the transfer of the Purchased Shares to Purchaser).

        Section 4.4    Further Assurances.    After the Closing and without further consideration, each Party will from time to time, at the reasonable request of any other Party, execute and deliver such other instruments of conveyance and transfer and such other instruments, documents and agreements and take such other actions as such other Party may reasonably request or as may be reasonably requested by any applicable Governmental Authorities or third parties, in each case in order to more effectively or more expeditiously consummate any of the transactions contemplated hereby and to vest in the Purchaser the right, title and interest in and to the Purchased Shares; provided that the requesting Party will prepare any additional documents and instruments and will handle any submissions, applications, processing, recording and registrations. Without limiting the provisions of Section 13.4, the Purchaser and the Seller hereby irrevocably consent to the personal and subject-matter jurisdiction of the Bankruptcy Court for all purposes necessary to effectuate this Section 4.4.

ARTICLE V

BANKRUPTCY COURT APPROVAL

        Section 5.1    Bankruptcy Court Orders.    (a) The Seller shall as promptly as reasonably practicable, but in any event no later than two (2) Business Days after the date of this Agreement, file a motion with the Bankruptcy Court seeking an order approving, among other things, the Seller's request to sell and assign, as applicable, the Purchased Shares to the Purchaser pursuant to this Agreement and Sections 363 and 1146 of the Bankruptcy Code, free and clear of all Encumbrances in or on the Purchased Shares (the "Proposed Sale", and the hearing to consider approval of the Proposed Sale, the "Sale Hearing") (the "Section 363 Order"). The Section 363 Order will be substantially in the form annexed hereto as Exhibit A and the motion relating to the Section 363 Order will be in form and substance reasonably satisfactory to the Purchaser.

        (b)   Subject to the Seller's obligations to comply with any order of the Bankruptcy Court (including, without limitation, the Section 363 Order), the Seller and the Purchaser will promptly make any filings, take all actions and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transactions contemplated hereby.

        (c)   In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from the Section 363 Order, the Seller will immediately notify the Purchaser of such appeal or stay request and will provide to the Purchaser within two (2) Business Days a copy of the related notice of appeal or order of stay or application for reconsideration. The Seller will also provide the Purchaser with written notice and copies of any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, any of such orders and any related briefs.

        (d)   The Seller will notify, as is required by the Bankruptcy Code (as modified by any order of the Bankruptcy Court) and reasonably requested by the Purchaser, all parties entitled to notice of all motions, notices and orders required to consummate the transactions contemplated by this Agreement, including, without limitation, the Section 363 Order, as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court.

ARTICLE VI

APPROVAL OF THE ADMINISTRATOR

        Section 6.1    Approval of the Administrator.    The Seller shall use its commercially reasonable efforts to seek all authorizations, approvals and consents of the Administrator necessary for the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS OF THE SELLER

        Section 7    Representations of the Seller.    The Seller represents and warrants as follows:

        Section 7.1    Existence.    The Seller is a public company with limited liability (naamloze vennootschap) duly incorporated and validly existing under the laws of The Netherlands. The Seller has the corporate power and authority to own, lease and operate its properties and to conduct its business as is presently conducted.

        Section 7.2    Authorization and Validity of Agreement.    Subject to any necessary authority from the Bankruptcy Court, the Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized and approved by the Seller's Board of Management, Supervisory Board and the Administrator and no other corporate action on the part of the Seller is necessary to authorize the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming it constitutes a valid and binding obligation of the Purchaser, is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, upon the entry of the Section 363 Order.

        Section 7.3    Ownership of Purchased Shares.    On the date of this Agreement, UPC Investments I BV, an indirect wholly-owned subsidiary of the Seller, is the holder of record, and the Seller is the lawful owner, beneficially, of all of the Purchased Shares, free and clear of all Encumbrances, other than the Encumbrances set forth in Schedule 7.3. At the Closing Date, the Seller shall be the holder of record and the lawful owner, beneficially, of all the Purchased Shares, free and clear of all Encumbrances, other than the Encumbrances set forth in Schedule 7.3. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any capital stock of SBS (other than this Agreement). The delivery to the Purchaser of the Purchased Shares pursuant to this Agreement, together with the registration of the sale and transfer by SBS in its register of shareholders, will transfer to the Purchaser good and valid title to the Purchased Shares, free and clear of all Encumbrances, other than the Encumbrances set forth in Schedule 7.3.

        Section 7.4    Consents and Approvals; No Violations.    Except as set forth in Schedule 7.4, assuming the receipt of the necessary approvals of the Bankruptcy Court (including, without limitation, the Section 363 Order) and the Administrator, the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not: (a) violate any provision of the articles of incorporation, bylaws or other constituent documents of the Seller; (b) result in the creation of any Encumbrance on or with respect to the Purchased Shares; (c) violate any Law by which the Seller is bound, (d) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party and (e) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrances upon any of the properties or assets of the Seller or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which the Seller or any of its subsidiaries is a party, or by which it or any of its properties or assets may be bound excluding from the foregoing clause (c), (d) and (e) filings, notices, permits, consents and approvals the absence of which, are violations, breaches, defaults, conflicts and Encumbrances which, individually or in the aggregate, would not (x) reasonably be expected to have a material adverse effect on the Seller or (y) prevent, materially interfere or delay the Seller from performing its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

        Section 7.5    Broker's or Finder's Fees.    No agent, broker, Person or firm acting on behalf of the Seller is, or will be, entitled to any commission or broker's or finder's fees from any Party, or from any Affiliate of any Party, in connection with any of the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

ARTICLE VIII

REPRESENTATIONS OF THE PURCHASER

        Section 8    Representations of the Purchaser.    The Purchaser represents and warrants as follows:

        Section 8.1    Existence and Good Standing; Authorization and Validity of Agreement.    (a)    The Purchaser is a corporation (or other entity) duly incorporated (or organized as the case may be), validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation (or other formation).

        (b)   The Purchaser has full corporate (or other entity) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized and approved by the Purchaser's board of directors (or other relevant management authority). This Agreement has been duly executed and delivered by the Purchaser and, assuming it constitutes a valid and binding obligation of the Seller, is a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether invoked in a proceeding in equity or at law.

        Section 8.2    Consents and Approvals; No Violations.    Except as set forth in Schedule 8.2 and assuming the receipt of the necessary approvals of the Bankruptcy Court (including, without limitation, the Section 363 Order) and the Administrator, the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby (a) will not violate any provisions of the certificate of incorporation, by-laws or other constituent documents of the Purchaser, (b) will not violate any Law by which the Purchaser is bound and (c) will not to our knowledge require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority or third party on or prior to the Closing Date excluding from the foregoing clause (b) and (c) filings, notices, permits, consents and approvals the absence of which, are violations, breaches, defaults, conflicts and Encumbrances which, individually or in the aggregate, would not (x) reasonably be expected to have a material adverse effect on the Purchaser or (y) prevent, materially interfere or delay the Purchaser from performing its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

        Section 8.3    Available Funds.    The Purchaser has sufficient funds available to it to perform all of its obligations under this Agreement, including, without limitation, to pay the Purchase Price in accordance with the terms of this Agreement.

        Section 8.4    Section 363 Order.    The form of Section 363 Order attached hereto in Exhibit A is in form and substance satisfactory to the Purchaser.

        Section 8.5    Broker's or Finder's Fees.    No agent, broker, Person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees in connection with any of the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

ARTICLE IX

ADDITIONAL AGREEMENTS

        Section 9.1    Reasonable Efforts; Cooperation; Consents and Approvals.    Subject to the Seller's obligation to comply with any order of the Bankruptcy Court (including, without limitation, the Section 363 Order), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action to do or cause to be done, and to assist and cooperate with each other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (in each case, to the extent that the same is within the control of such Party), including, without limitation, (i) compliance with any Bankruptcy Court approvals, consents and orders, (ii) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, (v) compliance with any authorizations, approvals or consents of the Administrator, and (vi) causing the conditions set forth in Articles X and XI to be satisfied. The Seller will use its commercially reasonable efforts to obtain from the Bankruptcy Court all orders, consents and approvals necessary to consummate the transactions contemplated by this Agreement.

        Section 9.2    Alternative Transaction Provisions.    (a)    The Seller shall be entitled to consider Competing Transactions and solicit offers in respect of Competing Transactions consistent with its fiduciary obligations as a debtor-in-possession in the Chapter 11 Case; provided that the Seller shall require that any such proposal in respect of a Competing Transaction provide for (i) the payment directly to the Seller of net cash proceeds in Euros greater than the Purchase Price and (ii) a transaction that closes at least two (2) Business Days before the Effective Date.

        (b)   The Purchaser acknowledges and agrees that (i) the Seller may consider proposals and solicit offers for the Purchased Shares, (ii) such consideration or solicitation is not a breach of this Agreement and (iii) if the Bankruptcy Court at the Sale Hearing (x) authorizes a sale of the Purchased Shares to a purchaser or purchasers other than the Purchaser and (y) approves the Purchaser's bid as the second highest or best bid (as determined by the Seller), the Purchaser shall keep its offer open under this Agreement until the Business Day immediately before the Effective Date.

        (c)   During the period from the date of entry of the Section 363 Order to the earlier of the termination of this Agreement in accordance with its terms and the Closing, subject to the Seller's obligations as a debtor-in-possession under the Bankruptcy Code, neither the Seller nor any of its controlled Affiliates or representatives shall seek any relief or approval from the Bankruptcy Court which is inconsistent with this Agreement or the Section 363 Order.

        (d)   If the Bankruptcy Court approves a Competing Transaction as a "higher and better" offer made for the Purchased Shares, the Seller will have the right to enter into a definitive agreement providing for the Competing Transaction and terminate this Agreement pursuant to Section 12.2(f).

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

        Section 10    Conditions to the Purchaser's Obligations.    The obligations of the Purchaser to consummate the Closing are conditioned upon the satisfaction or waiver by the Purchaser in writing (subject to applicable Law), on or prior to the Closing Date, of the following conditions:

        Section 10.1    Truth of Representations and Warranties.    The representations and warranties of the Seller contained in this Agreement qualified by materiality shall be true and correct in all respects, except for such exceptions as are permitted by this Agreement, without further qualification as of the Closing Date, as if made on such date (except for representations and warranties that relate to a specific date, which shall be true and correct in all respects as of such date), and all representations and warranties of the Seller contained in this Agreement that are not so qualified shall be true and correct in all respects as of the Closing Date, as if made on such date with only such exceptions as are permitted by this Agreement or which, individually or in the aggregate, would not prevent, materially interfere or delay the Seller from performing its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement (except for representations and warranties that relate to a specific date, which shall be true and correct in all respects as of such date).

        Section 10.2    Performance of Agreements.    Each and all of the agreements of the Seller to be performed on or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects, and the Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

        Section 10.3    No Injunction.    No action, suit or proceeding shall be pending before any court or other government body or public authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) restrain or prohibit the completion of the transactions contemplated hereby, (b) cause any of the transactions contemplated hereby to be rescinded after consummation, (c) affect adversely Purchaser's right to own the Purchased Shares or (d) affect adversely the right of SBS or any of its subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall then be in effect).

        Section 10.4    Statutes.    No Law of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, or has the effect of making illegal, the consummation of the transactions contemplated hereby.

        Section 10.5    Governmental and Other Approvals.    All material governmental and other material consents and approvals (including, without limitation, any necessary action by or consent of SBS) necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

        Section 10.6    Opinion of Counsel.    The Purchaser shall have received from counsel to the Purchaser an opinion addressed to the Purchaser in form and substance reasonably satisfactory to the Purchaser and dated as of the Closing Date.

        Section 10.7    No Material Adverse Effect.    There shall not have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. "Material Adverse Effect" means one or more of the following: (i) any change in or effect on the business of SBS and its subsidiaries taken as a whole that is or would be reasonably expected to be materially adverse to any of the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the SBS and its subsidiaries taken as a whole; (ii) a Bankruptcy Event occurs in respect of SBS or any of its subsidiaries; and (iii) a decline at any time after the date hereof for any consecutive five trading day period of 15% or more in the closing sales price per share of the common shares of SBS as reported on Euronext Amsterdam N.V., as measured against €12.90 (as adjusted to reflect any reclassification, stock split, reverse stock split, stock dividend or distribution, subdivision, recapitalization or other similar transaction).

        Section 10.8    Assignment of Private Placement Agreement.    The Purchaser shall have received an assignment and assumption agreement, in form and substance reasonably satisfactory to the Purchaser, pursuant to which all of the Seller's rights and obligations under the Private Placement Agreement shall be assigned and delegated to the Purchaser. Such assignment and assumption agreement shall be effective upon Closing, but not otherwise, and shall have been duly executed by the Seller and, if necessary for its validity and enforceability, each other party to the Private Placement Agreement.

        Section 10.9    Bankruptcy Matters.    All necessary authorizations, consents, orders and approvals of the Bankruptcy Court necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained. The Section 363 Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified, reversed or amended in any manner materially adverse to the Purchaser and shall be in form and substance satisfactory to the Purchaser; and the Seller shall have received from the Bankruptcy Court all other orders, approvals and consents required to transfer the Purchased Shares and to consummate the transactions contemplated by this Agreement. The Plan shall have been confirmed by the Bankruptcy Court on substantially the terms set forth in the Second Amended Chapter 11 Plan of Reorganization Jointly Proposed by Seller and New UPC, Inc., dated January 7, 2003 and filed with the United States Bankruptcy Court on January 9, 2003.

        Section 10.10    Administrator.    All authorizations, approvals and consents of the Administrator necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

ARTICLE XI

CONDITIONS TO THE OBLIGATIONS OF THE SELLER

        Section 11    Conditions to the Seller's Obligations.    The obligations of the Seller to consummate the Closing are conditioned upon the satisfaction or waiver by the Seller in writing (subject to applicable law), on or prior to the Closing Date, of the following conditions:

        Section 11.1    Truth of Representations and Warranties.    The representations and warranties of the Purchaser contained in this Agreement qualified by materiality shall be true and correct in all respects, except for such exceptions as are permitted by this Agreement, without further qualification as of the Closing Date, as if made on such date (except for representations and warranties that relate to a specific date, which shall be true and correct in all respects as of such date), and all representations and warranties of the Purchaser contained in this Agreement that are not so qualified shall be true and correct in all respects as of the Closing Date, as if made on such date with only such exceptions as are permitted by this Agreement or which, individually or in the aggregate, would not prevent, materially interfere or delay the Purchaser from performing its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement (except for representations and warranties that relate to a specific date, which shall be true and correct in all respects as of such date).

        Section 11.2    Performance of Agreements.    Each and all of the agreements of the Purchaser to be performed on or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects, and the Purchaser shall have delivered to the Seller a certificate, dated the Closing Date, to such effect.

        Section 11.3    No Injunction.    No action, suit or proceeding shall be pending before any court or other government body or public authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) restrain or prohibit the completion of the transactions contemplated hereby, or (b) cause any of the transactions contemplated hereby to be rescinded after consummation.

        Section 11.4    Statutes.    No Law of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, or has the effect of making illegal, the consummation of the transactions contemplated hereby.

        Section 11.5    Governmental and Other Approvals.    All material governmental and other material consents and approvals (including, without limitation, any necessary consent of SBS) necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

        Section 11.6    Assignment of Private Placement Agreement.    The Seller shall have received an assignment and assumption agreement, in form and substance reasonably satisfactory to the Seller, pursuant to which all of the Seller's rights and obligations under the Private Placement Agreement shall be assigned and delegated to, and accepted by, the Purchaser. Such assignment and assumption agreement shall be effective upon Closing, but not otherwise, and shall have been duly executed by the Purchaser and, if necessary for its validity and enforceability, each party to the Private Placement Agreement.

        Section 11.7    Bankruptcy Matters.    All necessary authorizations, consents, orders and approvals of the Bankruptcy Court necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained. The Section 363 Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified, reversed or amended in any manner materially adverse to the Seller; and the Seller shall have received from the Bankruptcy Court all other orders, approvals and consents required to transfer the Purchased Shares and to consummate the transactions contemplated by this Agreement. The Plan shall have been confirmed by the Bankruptcy Court on substantially the terms set forth in the Second Amended Chapter 11 Plan of Reorganization Jointly Proposed by Seller and New UPC, Inc., dated January 7, 2003 and filed with the United States Bankruptcy Court on January 9, 2003.

        Section 11.8    Administrator.    All authorizations, approvals and consents of the Administrator necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

ARTICLE XII

TERMINATION

        Section 12.1    No Survival of Representations and Warranties.    The representations and warranties of the Parties will not survive beyond the Closing and none of the Parties will have any liability therefor after the Closing; provided that the representations and warranties contained in Section 7.3 shall survive the Effective Date.

        Section 12.2    Events of Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

        (a)   by mutual consent of the Parties;

        (b)   by any Party, if the Closing Date shall not have occurred on or before the Business Day immediately prior to the Effective Date;

        (c)   by the Seller if there has been a material breach of any covenant or a material breach of any representation or warranty of the Purchaser; provided that any such breach of a covenant or representation or warranty, as the case may be, has not been cured within ten (10) Business Days following receipt by the Purchaser of written notice of such breach;

        (d)   by the Purchaser, if there has been a material breach of any covenant or a material breach of any representation or warranty of the Seller; provided that any such breach of a covenant or representation or warranty, as the case may be, has not been cured within ten (10) Business Days following receipt by the Seller of written notice of such breach;

        (e)   by any Party, if there shall be any Law of any Governmental Authority that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree of any competent authority prohibiting such transactions is entered and such judgment, injunction, order or decree shall have become final and non-appealable;

        (f)    by the Seller at any time after the date hereof if, for any consecutive five trading day period, the closing sales price per share of the common shares of SBS as reported on Euronext Amsterdam N.V. exceeds €19.17 (as adjusted to reflect any reclassification, stock split, reverse stock split, stock dividend or distribution, subdivision, recapitalization or other similar transaction); or

        (g)   by any Party, if a Competing Transaction is approved by the Bankruptcy Court, unless the Purchaser has been selected as the Back-up Bidder; or

        (h)   by the Seller if the Purchaser fails to comply with its obligations under Section 3.2 within five (5) Business Days following receipt of the Section 363 Order.

        Section 12.3    Effect of Termination.    In the event that this Agreement shall be terminated pursuant to Section 12.2, all further obligations of the Parties under this Agreement shall terminate without further liability or obligation of any Party to any other Party hereunder except for those provisions that expressly survive the termination of this Agreement; provided that no Party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of such Party to have performed its obligations hereunder or (ii) any misrepresentation made by such Party of any matter set forth herein. This Section 12.3 shall survive any termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

        Section 13.1    Expenses; Fees.    The Parties shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

        Section 13.2    Transfer Taxes.    In the event transfer, documentary, sales, use, stamp or other similar Taxes (other than those Taxes exempted pursuant to said Section 1129 of the Bankruptcy Code) are assessed at Closing or at any time thereafter on the transfer of any Purchased Shares, such Taxes incurred as a result of the transactions contemplated hereby will be paid by the Purchaser. The Purchaser and the Seller will cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation in order to minimize the amount of such Taxes.

        Section 13.3    1999 Agreement Waivers.    The Seller hereby irrevocably waives any and all rights under the 1999 Agreement which would otherwise arise as a result of the execution, delivery and performance of this Agreement by the parties hereto and the consummation of the transactions contemplated hereby to the extent necessary to allow the Purchaser to purchase, and exercise all rights of ownership with respect to, the Purchased Shares and to exercise any right or perform any obligation the Purchaser may have under this Agreement or the Private Placement Agreement.

        Section 13.4    APPLICABLE LAW.    THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN, WITHOUT REFERENCE TO CHOICE OF LAW PRINCIPLES, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

        Section 13.5    JURISDICTION; WAIVER OF JURY TRIAL.    (a)    THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.

        (b)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 13.6    Captions; Headings; Table of Contents.    The Article and Section captions and the headings and table of contents set forth herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

        Section 13.7    Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telegram or telecopier and a confirmation of transmission is obtained, as follows:

(a)	if to the Seller, to it at:
United Pan-Europe Communications N.V. Boeing Avenue 53 1119 PE Schiphol-Rijk The Netherlands
	Attention:	Ton Tuijten, Esq.
	Telephone:	+31-20-778-9872
	Facsimile:	+31-20-778-9841
with a copy (which shall not constitute notice) to:
White & Case LLP 1155 Avenue of the Americas New York, New York 10036
	Attention:	William F. Wynne, Jr., Esq.
	Tel:	+1-212-819-8316
	Fax:	+1-212-354-8113
(b)	if to the Purchaser, to it at:
United CMH Holdings, Inc. c/o UnitedGlobalCom, Inc. 4643 South Ulster Street 13th Floor Denver, Colorado 80237
	Attention:	Ellen Spangler
	Telephone:	+1-303-770-4001
	Facsimile:	+1-303-770-4207
with a copy (which shall not constitute notice) to:
Holme Roberts & Owen LLP 1700 Lincoln, Suite 1700 Denver, Colorado 80203
	Attention:	W. Dean Salter, Esq.
	Telephone:	+1-303-861-7000
	Facsimile:	+1-303-866-0800
with a further copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071
	Attention:	Nick P. Saggese, Esq.
	Telephone:	+1-213-687-5000
	Facsimile:	+1-213-687-5600

or to such other Person or address as any Party shall specify by notice in writing to each of the other Parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

        Section 13.8    Assignment; Parties in Interest.    This Agreement may not be transferred, assigned, pledged or hypothecated by any Party, other than by operation of law; provided that the Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Shares, but no such transfer or assignment will relieve the Purchaser of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

        Section 13.9    Counterparts; Effectiveness.    This Agreement may be executed in two (2) or more counterparts, in original form or by facsimile, each of which shall be deemed an original, but all of which together will constitute one and the same document. This Agreement shall become effective upon the execution and delivery hereof by the Parties.

        Section 13.10    Entire Agreement.    This Agreement, including the Exhibits and other documents referred to herein which form a part hereof contains the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

        Section 13.11    Third Party Beneficiaries.    Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective successors and permitted assigns.

        Section 13.2    Severability; Enforcement.    The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

        Section 13.13    Amendments; Waiver.    No amendment, supplement or modification of this Agreement shall be valid unless the amendment, supplement or modification is in writing signed by all Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement shall be valid unless the waiver is in writing and signed by the Party making such waiver nor shall such waiver be held to be a waiver of any other or subsequent default, misrepresentation or breach. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.

        Section 13.14    No Strict Construction.    The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

*        *        *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNITED PAN-EUROPE COMMUNICATIONS N.V.
By:	/s/ CHARLES H.R. BRACKEN Charles H.R. Bracken Chief Financial Officer and Member of the Board of Management

By:	/s/ ANTON A.M. TUIJTEN Anton A.M. Tuijten General Counsel and Member of the Board of Management

ONLY FOR APPROVAL
By:	/s/ A. A. M. DETERINK A. A. M. Deterink Administrator

UNITED CMH HOLDINGS, INC.
By:	/s/ MICHAEL T. FRIES Michael T. Fries President

ANNEXURE B

PRIVATE PLACEMENT AGREEMENT

QuickLinks

  Exhibit 4.55
CONTENTS
ANNEXURE A PURCHASE AND SALE AGREEMENT
TABLE OF CONTENTS
PURCHASE AND SALE AGREEMENT
WITNESSETH
ARTICLE 1 DEFINITIONS
ARTICLE II PURCHASE AND SALE OF THE PURCHASED SHARES
ARTICLE III PURCHASE PRICE
ARTICLE IV CLOSING
ARTICLE V BANKRUPTCY COURT APPROVAL
ARTICLE VI APPROVAL OF THE ADMINISTRATOR
ARTICLE VII REPRESENTATIONS OF THE SELLER
ARTICLE VIII REPRESENTATIONS OF THE PURCHASER
ARTICLE IX ADDITIONAL AGREEMENTS
ARTICLE X CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER
ARTICLE XI CONDITIONS TO THE OBLIGATIONS OF THE SELLER
ARTICLE XII TERMINATION
ARTICLE XIII MISCELLANEOUS
ANNEXURE B PRIVATE PLACEMENT AGREEMENT